UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 3, 2007 (November 28, 2007)

Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(441) 278-9250

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On November 28, 2007, Arch Capital Group Ltd. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with the Company’s President and Chief Executive Officer, Constantine (Dinos) Iordanou, pursuant to which Mr. Iordanou has agreed to continue to serve as the Company’s President and Chief Executive Officer until November 28, 2012 (or such earlier or later date upon which Mr. Iordanou’s employment may be terminated or extended in accordance with the Employment Agreement).  The new Employment Agreement provides for vesting of certain outstanding share-based awards described below and contains amendments intended to comply with section 409A of the Internal Revenue Code.  The new Employment Agreement is otherwise on substantially the same terms and conditions as Mr. Iordanou’s prior employment agreement.  A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

In consideration for Mr. Iordanou’s entering into the Employment Agreement, the following awards of restricted Company common shares granted to him by the Company have become vested in full on November 28, 2007:  13,333 shares granted on February 23, 2006 (6,667 shares under such grant had already vested) and 45,000 shares granted on May 11, 2007.

Mr. Iordanou informed the Company that he intends to sell approximately 30,000 common shares of the Company in order to satisfy personal tax obligations relating to the vesting of restricted share awards previously granted to him by the Company.

ITEM 9.01             Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement, dated as of November 28, 2007, between Arch Capital Group Ltd. and Constantine Iordanou

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

ARCH CAPITAL GROUP LTD.

Date: November 29, 2007	By	/s/ John D. Vollaro
		Name:	John D. Vollaro
		Title:	Executive Vice President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement, dated as of November 28, 2007, between Arch Capital Group Ltd. and Constantine Iordanou